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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 AMENDMENT NO. 3
                                       TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 SHELDAHL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Minnesota                                 41-0758073
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer/Identification No.)


         1150 Sheldahl Road
        Northfield, Minnesota                             55057
----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                         Name of each exchange on which
         to be so registered                         each class is to be registered
         -------------------                         ------------------------------
                None                                             None


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registered pursuant to Section 12(g) of the Act:


                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of Class)


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Item 1.  Description of Securities to be Registered.

         On October 18, 2001, the Board of Directors of Sheldahl, Inc. (the "Company) authorized amendments to, and effective October 18, 2001 the Company and Norwest Bank Minnesota, N.A., now known as Wells Fargo Bank, N.A. amended, certain sections of the Company's Rights Agreement dated as of June 16, 1996, as amended July 25, 1998 and November 10, 2000 (the "Agreement").

         1. AMENDMENT OF SECTION 1(y). Section 1(y) of the Rights Agreement is hereby amended in its entirety to read as follows:

         "(y) "Morgenthaler" shall mean Morgenthaler Venture Partners V, L.P. and Morgenthaler Partners VII, L.P."

         2. AMENDMENT OF SECTION 1(a), 1(b), 1(n), and 3(a). Clause (vii) of the proviso at the end of each of Sections 1(a), 1(b) and 1(n), and Clause (vii) of the sentence at the end of Section 3(a) of the Rights Agreement are hereby amended in their entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments."

         3. AMENDMENT OF SECTION 7(a). Clause (vii) of the sentence at the end of Section 7(a) is hereby amended in its entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be an event causing a Distribution Date to occur or any other event that causes the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise."

         4. AMENDMENT OF SECTION 11. Clause (vii) of the sentence after the first sentence of Section 11 of the Rights Agreement is hereby amended in its entirety to read as follows:

"(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in



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all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be a Flip-In Event or any other event of the type described in this Section 11 or to cause the Rights to be adjusted or to become exercisable in accordance with this
Section 11."

         5. AMENDMENT OF SECTION 13. Clause (vii) at the end of the first sentence of Section 13 of the Rights Agreement is hereby amended in its entirety to read as follows:

 "(vii) the acquisition of Common Stock (or securities convertible into Common Stock) issued directly to Morgenthaler, Ampersand, Ampersand Companion, Molex, the IFH Shareholders or their respective Affiliates or Associates after the Second Amendment Date by the Company, in all cases as adjusted for stock splits, dividends, recapitalizations and the like and any other events requiring adjustment under the anti-dilution provisions of applicable governing instruments, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with this Section 13."

         6. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts to be made and performed entirely within the State of Minnesota without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Item 2.  Exhibits.

         Exhibit 1:

         Form of Amendment No. 3 dated October 18, 2001 to Rights Agreement dated as of June 16, 1996, and amended July 25, 1998 and November 10, 2000 between Sheldahl, Inc. and Norwest Bank Minnesota, N. A. now known as Wells Fargo Bank, N.A.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       SHELDAHL, INC


Dated: October 25, 2001                /s/ Benoit Pouliquen
                                       -----------------------------------------
                                       Benoit Pouliquen
                                       President and Chief Executive Officer




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